Exhibit 99.1

Contacts:	Roy I. Lamoreaux Director, Investor Relations 713-646-4222 — 800-564-3036	A. Patrick Diamond Vice President 713-646-4487 — 800-564-3036
FOR IMMEDIATE RELEASE
PAA Announces Changes to Board of Directors
(Houston — February 18, 2010) Plains All American Pipeline, L.P. (NYSE: PAA) today announced that in conjunction with the regularly scheduled quarterly Board of Directors meeting of Plains All American GP LLC (“GP LLC”), the managing general partner of PAA, held on February 18, 2010, Mr. T. Geoff McKay, Managing Director of Vulcan Capital, joined the GP LLC board of directors.
Mr. McKay was designated by Vulcan Energy Corporation (“Vulcan Energy”), of which he is a director, to serve as its representative on the GP LLC board. Mr. Christopher M. Temple, who served as Vulcan Energy’s designated representative of the GP LLC board from May 2009, will continue to serve on the board as an at-large director. Mr. W. Lance Conn resigned from the board as of February 18th.
Mr. McKay is a Managing Director at Vulcan Capital, the private investment group of Vulcan Inc. He also sits on the boards of Vulcan Energy GP Holdings Inc. and Vulcan Energy Corporation. From March 2000 until joining Vulcan in May 2007, Mr. McKay worked for Forstmann Little & Co., a New York based private equity firm, serving as a general partner from January 2004 to March 2007. During his tenure at Forstmann Little, Mr. McKay was involved with the acquisition and oversight and served on the boards of directors of IMG Worldwide, 24 Hour Fitness and ENK International. From 1997 until 2000, he was an investment banker with Goldman Sachs in the mergers and acquisitions group. Mr. McKay currently sits on the boards of TowerCo LLC, ICAT Holdings and Silvercrest Asset Management Group. Mr. McKay holds a BA in Economics from the University of Victoria and an MBA from the Wharton School of the University of Pennsylvania.
Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. The Partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas, and its units are traded on the New York Stock Exchange under the symbol “PAA.”
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